Filed Pursuant to Rule 424(b)(2)
File Nos. 333-110203
333-110203-03

Prospectus Supplement

December 12, 2007

(To prospectus dated December 19, 2006)

$500,000,000

BP Capital Markets p.l.c.

Floating Rate Guaranteed Extendible Notes

Payment of the principal of and interest on the notes is fully guaranteed by

BP p.l.c.

The initial maturity date of the notes is January 9, 2009. Holders of notes will be entitled on the 11th calendar day of each March, June, September and December, beginning March 11, 2008, each such date, an “election date,” to extend the maturity of all or any portion of the principal amount of their notes. The notes will be extended to the date occurring 366 calendar days from and including the 11th calendar day of the next succeeding month following an election date in accordance with the procedures described herein. If a holder does not extend the maturity date of a note, that holder will receive a non-extendible substitute note for any note not so extended. The non-extendible substitute note will retain the then-current maturity date of the original note. In no event may the maturity of any note be extended beyond December 10, 2012, the final maturity date.

The notes are a further issuance of Floating Rate Guaranteed Extendible Notes and will have the same terms, form part of the same series and trade freely with the initial $1,500,000,000 aggregate principal amount of notes of this series to be issued on December 18, 2007.

BP Capital Markets p.l.c. will pay interest on the notes on the 11th calendar day of each March, June, September and December, commencing March 11, 2008, subject to the day count convention, and the applicable maturity date, at a rate determined for each interest period by reference to three-month LIBOR, plus the applicable spread for that interest period. We describe how such rate is calculated under “Description of Notes—Interest” herein.

If you do not elect to extend your notes, BP Capital Markets p.l.c. may redeem, in whole or in part, any non-extendible substitute notes which you receive at the contingent redemption price set forth herein. BP Capital Markets p.l.c. may also redeem the notes in whole at any time at 100% of the principal amount in the event of certain tax changes requiring the payment of additional amounts as described herein. BP Capital Markets p.l.c. will pay accrued and unpaid interest, if any, and any other amounts payable to the date of a redemption.

Payment of the principal of and interest on the notes is fully guaranteed by BP p.l.c.

Application will be made to list the original notes on the New York Stock Exchange, along with the initial $1,500,000,000 aggregate principal amount of notes of this series to be issued on December 18, 2007. It is currently intended that application will be made to list the non-extendible substitute notes on a stock exchange designated by the UK Inland Revenue as a “recognized stock exchange.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

Investment in these securities involves certain risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

	Per Note	Total
Public Offering Price (1)	100%	$500,000,000
Underwriting Discount	0.065%	$325,000
Proceeds, before expenses, to BP Capital Markets p.l.c.	99.935%	$499,675,000

(1)	Interest on the notes will accrue from December 18, 2007.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants (including Euroclear S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anoyme) on or about December 18, 2007.

Joint Book-Running Managers

Goldman, Sachs & Co.	HSBC

The distribution of this prospectus supplement and prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and prospectus do not constitute an offer, or an invitation on BP Capital Markets p.l.c.’s (“BP Capital U.K.”) or BP p.l.c.’s (“BP”) behalf or on behalf of the underwriters, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting” below.

GENER AL INFORMATION

Documents Available

BP files annual reports and other reports and information with the Securities and Exchange Commission (the “SEC”). Any document BP files with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. BP’s filings are also available to the public at the SEC’s website at http://www.sec.gov.

The financial information of BP contained in this document does not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985 (the “Companies Act”). Statutory accounts for the three financial years ended December 31, 2006 for BP have been delivered to the Registrar of Companies in England and Wales. BP’s auditors have made reports under Section 235 of the Companies Act on the last statutory accounts that were not qualified within the meaning of Section 262 of the Companies Act and did not contain a statement made under Section 237(2) or Section 238(3) of the Companies Act.

Notices

As long as the notes are issued in global form, notices to be given to holders of the notes will be given to DTC, in accordance with its applicable procedures from time to time.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Clearance Systems

The original notes have been accepted for clearance through the DTC, Euroclear and Clearstream, Luxembourg systems. The original notes have the following codes CUSIP 05565Q AM0; Common Code 033657722; and ISIN US05565QAM06. Each non-extendible substitute note will have a separate CUSIP, Common Code, and ISIN.

RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

	Nine months ended September 30, 2007	Years ended December 31,
		2006	2005	2004	2003	2002
For the BP Group in accordance with IFRS(1)	13.5	17.2	21.1	20.6	16.0	—
For the BP Group adjusted to accord with US GAAP(2)	—	16.3	20.0	18.9	14.8	9.2

Fixed charges for all computations consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense representative of the interest factor.

(1)	Earnings consist of profit before taxation, after eliminating the BP Group’s share of undistributed income of equity-accounted entities, plus fixed charges.
(2)	Earnings consist of the earnings available for payment of fixed charges as determined for BP Group, in accordance with IFRS, after taking account of adjustments to profit before taxation to accord with US GAAP.

CAPITALIZATION AND INDEBTEDNESS

Capitalization and Indebtedness of BP Capital U.K.

The following table shows the unaudited capitalization and indebtedness of BP Capital U.K. as of September 30, 2007:

As of September 30, 2007
(US$ millions)
Share capital
Authorized share capital (1)	202.39

Called up share capital (2)	202.39
Share premium account	253.76

Total share capital	456.15

Finance debt (3-8)
Due within one year (7)	6,414.94
Due after more than one year	6,565.14

Total finance debt	12,980.08

Total Capitalization (9)	13,182.47

(1)	Authorized share capital comprises 99,999,990 ordinary shares, par value £1 per share, and 10 cumulative preference shares, par value £1 per share.
(2)	Issued and outstanding share capital as of September 30, 2007, comprised 99,999,990 ordinary shares, par value £1 per share.
(3)	Finance debt recorded in currencies other than U.S. dollars has been translated into U.S. dollars at the relevant exchange rates existing on September 30, 2007.
(4)	As of September 30, 2007 all of the finance debt of BP Capital U.K. had been guaranteed by BP.
(5)	Total finance debt as of September 30, 2007 reported in the above table excluded borrowings from other BP Group companies.
(6)	As of September 30, 2007, BP Capital U.K. has no material outstanding contingent liabilities or guarantees. All of BP Capital U.K.’s debt is unsecured.
(7)	As of December 3, 2007, BP Capital U.K.’s outstanding U.S. and Euro commercial paper, reported under finance debt due within one year in the above table, had increased by US$ 1,574 million equivalent.
(8)	As of December 3, 2007, BP Capital U.K.’s finance debt due after more than one year had increased by US$ 2,737 million equivalent.
(9)	Other than as disclosed in Notes (7) and (8), there has been no material change since September 30, 2007 in the capitalization, indebtedness or contingent liabilities of BP Capital U.K.

Capitalization and Indebtedness of BP p.l.c.

The following table shows the unaudited consolidated capitalization and indebtedness of the BP Group as of September 30, 2007 in accordance with IFRS:

As of September 30, 2007
(US$ millions)
Share capital
Authorized share capital (1)	9,021

Capital shares (2)(3)(4)	5,261
Paid-in surplus (5)	10,375
Merger reserve (5)	27,206
Shares held by ESOP trusts	(117)
Available-for-sale investments	276
Cash flow hedges	143
Foreign currency translation reserve	6,043
Treasury shares	(22,125)
Share-based payment reserve	1,086
Retained earnings	62,393

BP shareholders’ equity	90,541

Finance debt (6-10)
Due within one year	12,789
Due after more than one year	12,456

Total finance debt	25,245

Total Capitalization (11)	115,786

(1)	Authorized share capital comprises 36 billion ordinary shares, par value US$0.25 per share, and 12,750,000 cumulative preference shares, par value £1 per share.
(2)	Issued share capital as of September 30, 2007 comprised 19,019,578,864 ordinary shares, par value US$0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 1,941,749,455 ordinary shares which have been bought back and held in treasury by BP, and which are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.
(3)	Issued share capital as of December 3, 2007 comprised 18,949,621,662 ordinary shares, par value US$0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 1,940,757,703 ordinary shares which have been bought back and held in treasury by BP, and which are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.
(4)	Capital shares represent the common stock of BP which has been issued and is fully paid.
(5)	Paid-in surplus and merger reserve represent additional paid-in capital of BP which cannot normally be returned to shareholders.
(6)	Finance debt recorded in currencies other than U.S. dollars has been translated into U.S. dollars at the relevant exchange rates existing on September 30, 2007.
(7)	Obligations under finance leases are included in the above table.
(8)	As at September 30, 2007, the group had contingent indebtedness relating to outstanding guarantees totaling $2,074 million in respect of the borrowings of jointly controlled entities, associates and other third parties. Contingent liabilities as at December 31, 2006, including guarantees, are described in note 47 to the financial statements in the Annual Report on Form 20-F 2006. As at September 30, 2007, BP does not expect the outcome of these contingent liabilities to have a material effect on the group’s financial position or liquidity. As at September 30, 2007, the parent company, BP p.l.c., had outstanding guarantees totaling US$21,992 million in respect of borrowings by its subsidiary undertakings. Therefore 87% of the group’s finance debt had been guaranteed by BP p.l.c. All of the group’s finance debt is unsecured.
(9)	As of December 3, 2007, BP’s outstanding U.S. and Euro commercial paper, reported under finance debt due within one year in the above table, had increased by US$ 1,574 million.
(10)	As of December 3, 2007, BP’s finance debt due after more than one year had increased by US$2,575 million equivalent.
(11)	Apart from the changes in notes (3), (9) and (10) above, there has been no material change since September 30, 2007 in the consolidated capitalization, indebtedness or contingent liabilities for BP.

DESC RIPTION OF NOTES

This section outlines the specific financial and legal terms of the notes that are more generally described under “Description of Debt Securities and Guarantees” beginning on page 11 of the accompanying prospectus. If anything described in this section is inconsistent with the terms described under “Description of Debt Securities and Guarantees” in the accompanying prospectus, the terms described below shall prevail.

Summary

•	Issuer: BP Capital Markets p.l.c.

•

Guarantee: Payment of the principal of and interest on the notes is guaranteed by BP. For more information about the guarantee, you should read “Description of Debt Securities and Guarantees” beginning on page 11 of the accompanying prospectus.

•	Title: Floating Rate Guaranteed Extendible Notes.

•	Total principal amount being issued: $500,000,000.

•

Further issuance: The notes are a further issuance of Floating Rate Guaranteed Extendible Notes and will have the same terms, form part of the same series and trade freely with the initial $1,500,000,000 aggregate principal amount of notes of this series to be issued on December 18, 2007.

•	Denomination: The notes will be issued in denominations of $100,000 and integral multiples of $1,000.

•	Issuance date: December 18, 2007.

•	Initial maturity date: January 9, 2009, or if such is not a business day, the immediately preceding business day.

•	Final maturity date: December 10, 2012, or if such is not a business day, the immediately preceding business day.

•	Day count: Actual/360.

•	Day count convention: Modified following.

•

Interest rate: The interest rate in effect for the first interest period will be the 3-month U.S. dollar London interbank offered rate (“LIBOR”), as determined on December 14, 2007, plus 0.1%. Thereafter, the interest rate for any interest period will be LIBOR, as determined on the interest determination date, plus the applicable spread (as described below). The interest rate will be reset quarterly on each interest reset date.

•	Date interest starts accruing: December 18, 2007

•	Interest payment dates: The 11th calendar day of each March, June, September and December, commencing on March 11, 2008, subject to the day count convention, and the applicable maturity date.

•	Spread: The spread for each interest period shall be as follows:

For interest reset dates occurring	Spread
From the issuance date, to but excluding December 11, 2008	10 basis points
From December 11, 2008, to but excluding December 11, 2009	12 basis points
From December 11, 2009, to but excluding December 11, 2010	13 basis points
From December 11, 2010, to but excluding December 11, 2011	14 basis points
From December 11, 2011, to but excluding December 10, 2012	15 basis points

•	Interest reset dates: The 11th calendar day of each March, June, September and December, commencing on March 11, 2008, subject to the day count convention.

•

Interest periods: The period beginning on, and including, an interest payment date and ending on, but not including, the following interest payment date; provided that the first interest period will begin on December 18, 2007 and will end on, but not include, the first interest payment date

•	Interest determination date: The interest determination date relating to a particular interest reset date will be the second London business day preceding such interest reset date.

•

Extension option: A holder of the notes may elect to extend the initial maturity date or any later maturity of all such notes held by it or any portion thereof having a principal amount of $100,000 or any integral multiple of $1,000 in excess thereof during the extension notice period relating to each election date, so that the maturity thereof will be extended to the date occurring 366 calendar days from and including the 11th calendar day of the next succeeding month following such election date. However, if that 366th calendar day is not a business day, the maturity of those notes will be extended to the immediately preceding business day. If a holder of the notes elects to extend the maturity of only a portion of such notes, the principal amount of the notes not so extended must also have a principal amount of $100,000 or any integral multiple of $1,000. If a holder of the notes does not extend the maturity date of a note, that holder will receive a non-extendible substitute note for any note not so extended. The non-extendible substitute note will retain the then-current maturity date of the original note. In no event will the maturity date of the notes be extended beyond the final maturity date.

•

Extension notice period: The period from the fifth business day prior to each election date, until the close of business, New York City time, on the election date. If the election date is not a business day, the extension notice period will be extended until the close of business, New York City time, on the first business day following the election date. The depositary must receive any notice of election from its participants no later than 12:00 noon, New York City time, on the last business day in the extension notice period for any election date. Each election will be revocable during each day of the extension notice period until 12:00 noon, New York City time, on the last business day of the extension notice period relating to the applicable election date, at which time such notice will become irrevocable.

•	Election dates: Election dates will occur on the 11th calendar day of each March, June, September and December, commencing on March 11, 2008, through and including December 11, 2011.

•	London business days: Any weekday on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

•	Business day: Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

•	Ranking: The notes are unsecured and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

•	Regular record dates for interest: One business day preceding each interest payment date.

•	Payment of additional amounts: None payable under current law.

•

Form of notes: The notes will be issued as one or more global securities. You should read “Legal Ownership—Global Securities” beginning on page 9 of the accompanying prospectus for more information about global securities.

•	Name of depositary: The Depository Trust Company, commonly referred to as “DTC.”

•

Trading through DTC, Clearstream, Luxembourg and Euroclear: Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”), customers and/or Euroclear Bank S.A./N.V. (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. For more information about global securities held by DTC through Clearstream, Luxembourg or Euroclear, you should read “Clearance and Settlement” beginning on page 22 of the accompanying prospectus.

•

Listing: Along with the initial $1,500,000,000 aggregate principal amount of notes of this series to be issued on December 18, 2007, application will be made to list the original notes on the New York Stock Exchange although neither BP Capital UK nor BP can guarantee such listing will be obtained. It is currently intended that application will be made to list the non-extendible substitute notes on a stock exchange designated by the UK Inland Revenue as a “recognized stock exchange” although neither BP Capital UK nor BP can guarantee such application will be made or that such listing will be obtained.

•	Redemption: The notes are not redeemable, except:

•

Optional tax redemption: The notes may be redeemed as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 18 of the accompanying prospectus. The provisions for optional tax redemption described therein will apply to changes in tax treatments occurring after December 18, 2007.

•

Contingent redemption: If, with respect to any election date, a holder does not make an election to extend the maturity of all or a portion of the principal amount of such holder’s notes, BP Capital U.K. may redeem, in whole or in part, the principal amount of any non-extendible substitute notes which such holder receives in minimum increments of $100,000 and any multiple of $1,000 in excess thereof, at the contingent redemption price of 100.20% of the principal amount together with any unpaid interest accrued thereon up to, but excluding, the applicable redemption date.

At the applicable maturity, the notes will be repaid at par.

•	Sinking fund: There is no sinking fund.

•

Trustee: BP Capital U.K. will issue the notes under an indenture with The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee, dated as of March 8, 2002, which is referred to on page 11 of the accompanying prospectus, as supplemented by a supplemental indenture with The Bank of New York Trust Company, N.A., as trustee, to be entered into on December 18, 2007.

•

Additional further issuances: BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, issue price and, possibly, the first interest payment date and first interest accrual date) identical to the notes issued hereby. These additional notes will be deemed part of the same series as the notes offered hereby and will provide the holders of these additional notes the right to vote together with holders of the notes issued hereby.

•	Net proceeds: The net proceeds, before expenses, will be $499,675,000.

•

Use of proceeds: The net proceeds from the sale of the notes will be used for general corporate purposes, including working capital for BP or other companies in the BP Group and the repayment of existing borrowings of BP and its subsidiaries.

•

Governing law and jurisdiction: The indenture, the notes and the guarantee are governed by New York law. Any legal proceeding arising out of or based upon the indenture, the notes or the guarantee may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.

BP Capital U.K.’s principal executive offices are located at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP, England.

Maturity and Extension of Maturity

The initial maturity date for the notes is January 9, 2009, or if such day is not a business day, the immediately preceding business day, unless the maturity of all or any portion of the principal amount of the notes is extended in accordance with the procedures set forth below. In no event will the maturity of the notes be extended beyond the final maturity date of December 10, 2012, or if such day is not a business day, the immediately preceding business day.

On each election date, you may elect to extend the maturity of all or any portion of the principal amount of your notes so that the maturity of your notes will be extended to the date occurring 366 calendar days from and including the 11th calendar day of the next succeeding month following such election date. However, if that 366th calendar day is not a business day, the maturity of your notes will be extended to the immediately preceding business day. The election dates will be the 11th calendar day of each March, June, September and December from March 11, 2008 to December 11, 2011 inclusive, whether or not any such day is a business day. For example, a holder’s election to extend the maturity of a note as of March 11, 2008 (the initial election date) will cause the maturity of that note to be extended from January 9, 2009 to April 9, 2009 (or the immediately preceding business day, if April 9, 2009 is not a business day). A holder’s election to extend the maturity of a note as of December 11, 2011 (the last election date) will cause the maturity date of that note to be extended from October 10, 2012 to December 10, 2012, the final maturity date (or the immediately preceding business day, if December 10, 2012 is not a business day).

You may elect to extend the maturity of all of your notes or of any portion thereof having a principal amount of $100,000 or any integral multiple of $1,000 in excess thereof. To make your election effective on any election date, you must deliver a notice of election during the extension notice period for that election date. The extension notice period for each election date will begin on the fifth business day prior to the election date and end at the close of business, New York City time, on the election date; however, if that election date is not a business day, the extension notice period will be extended to the following business day. Your notice of election must be delivered to the trustee for the notes, through the normal clearing system channels described in more detail below and in the accompanying Prospectus, no later than the close of business, New York City time, on the last business day in the extension notice period. Upon delivery to the trustee of a notice of election to extend the maturity of the notes or any portion thereof during any extension notice period, that election will be revocable during each day of such extension notice period, until 12:00 noon, New York City time, on the last business day in the extension notice period relating to the applicable election date, at which time such notice will become irrevocable.

If on any election date you do not make a timely or proper election to extend the maturity of all or any portion of the principal amount of your notes, the principal amount of the notes for which you have not made such an election will become due and payable on the initial maturity date, or any later date to which the maturity of your notes has previously been extended. The principal amount of the notes for which such election is not exercised will be represented by a non-extendible substitute note issued as of such election date. The non-extendible substitute note so issued will have the same terms as the notes, except that it will not be extendible, will have a separate CUSIP number and will retain the then-current maturity date of the original note. Interest on a non-extendible substitute note shall accrue from and including the last interest payment date on the related original notes. The failure to elect to extend the maturity of all or any portion of the notes will be irrevocable and will be binding upon any subsequent holder of such notes.

The notes will be issued in registered global form and will remain on deposit with DTC. Therefore, you must exercise the option to extend the maturity of your notes through DTC. To ensure that DTC will receive timely notice of your election to extend the maturity of all or a portion of your notes, so that it can deliver notice of your election to the trustee prior to the close of business on the last business day in the extension notice period, you must instruct the direct or indirect participant through which you hold an interest in the notes to notify DTC of your election to extend the maturity of your notes in accordance with the then applicable operating procedures of DTC.

DTC must receive any notice of election from its participants no later than 12:00 noon (New York City time) on the last business day in the extension notice period for any election date. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the notes to ascertain the deadline for ensuring that timely notice will be delivered to DTC. If you hold your interest in the notes through Euroclear or

Clearstream Luxembourg, additional time may be needed to give your notice. If the election date is not a business day, notice of your election to extend the maturity date of your notes must be delivered to DTC by its participants no later than 12:00 noon (New York City time) on the business day following such election date.

None of BP Capital U.K., BP, the trustee or any agent of any of them will have any liability to the holder or any direct participant, indirect participant or beneficial owner (as defined below) for any delay in exercising the option to extend the maturity of the notes.

We make no recommendation as to whether a holder should extend the maturity of a note. Holders are urged to consult their own advisors as to the desirability of exercising the right to extend the maturity of the notes.

Interest

The notes will bear interest at LIBOR plus the spread, as described below. BP Capital U.K. will pay interest quarterly in arrears on the 11th calendar day of each March, June, September and December (each an “interest payment date”), beginning March 11, 2008, and on the applicable maturity date. If any interest payment date (other than an interest payment date falling on a redemption date or a maturity date) falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. The final interest payment date for the notes, or any portion of the notes maturing prior to the final maturity date, will be the applicable maturity date, and interest for the final interest period will accrue from and including the interest payment date in the quarter immediately preceding such maturity date to but excluding the maturity date. Interest payable on an interest payment date that falls on a redemption date that is not a business day will be payable on the next succeeding business day and no interest will be accrued for the period that the interest payment is so deferred. Interest on the notes will be computed on the basis of a 360 day year for the actual number of days elapsed.

Interest on the notes will accrue from, and including, December 18, 2007, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the applicable maturity date, as the case may be. We will refer to each of these periods as an “interest period.”

BP Capital U.K. will pay interest on the notes to the persons in whose names the notes are registered at the close of business one business day immediately preceding the interest payment date. However, BP Capital U.K. will pay interest on the applicable maturity date or a redemption date to the same persons to whom the principal will be payable.

The calculation agent appointed by us, initially The Bank of New York Trust Company, N.A., will calculate the interest rate on the notes. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an “interest reset date.”

The interest rate in effect for the period from December 18, 2007, to, but excluding, March 11, 2008, will be the 3-month U.S. dollar London interbank offered rate (“LIBOR”), as determined on December 14, 2007, plus 0.1%. Thereafter, the interest rate for each interest period will be equal to LIBOR, as determined below, plus the spread set forth in the Summary above. The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

The calculation agent will determine “LIBOR” in accordance with the following provisions:

With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the interest reset date that appears on the designated LIBOR page as of 11:00 A.M., London time, on that interest determination date. If no rate appears, LIBOR, in respect to that interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

All calculations made by the calculation agent for the purposes of calculating the interest rates on the notes shall be conclusive and binding on the holders of notes, BP, BP Capital U.K. and the trustee, absent manifest error.

The rate at which interest shall accrue for the interest period immediately prior to the maturity date of any note in respect of which the maturity is not extended on any election date shall be the one-month LIBOR rate plus the applicable spread for such interest period.

One-month LIBOR will be determined in a manner identical to three-month LIBOR (as described above), except that it will be determined on the basis of the offered rates for deposits in U.S. dollars having a one-month maturity instead of a three-month maturity.

Contingent Redemption

If, with respect to any election date, a holder does not make an election to extend the maturity of all or a portion of the principal amount of such holder’s notes, BP Capital U.K. may redeem, in whole or in part, the principal amount of any non-extendible substitute notes which such holder receives in minimum increments of $100,000 and any multiple of $1,000 in excess thereof, at the contingent redemption price of 100.20% of the principal amount together with any unpaid interest accrued thereon up to, but excluding, the applicable redemption date.

In the event that we exercise an option to redeem any notes, we will give written notice of the principal amount of such notes to be redeemed to the holder not less than 30 days or more than 60 days before the applicable redemption date. We will give the notice in the manner described on page 14 under “Additional Mechanics—Notices” in the accompanying prospectus.

UNITED STATES TAXATION

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a common trust fund;

•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

If a partnership holds the notes, the United States income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that purchases your notes in the original issuance and holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source;

•

or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

There are no regulations, rulings or other authorities directly addressing the federal income tax treatment of debt instruments with terms that are substantially similar to the notes, and therefore, the federal income tax treatment of the notes is uncertain. Pursuant to Treasury regulations governing modifications to the terms of debt instruments (the “Modification Regulations”), the exercise of an option by a holder of a debt instrument to defer any scheduled payment of principal is a taxable event if, based on all the facts and circumstances, such deferral is considered material under the Modification Regulations.

The Modification Regulations do not specifically address the unique features of the notes (including their economic equivalence to a five-year debt instrument containing put options). However, under the Treasury regulations governing original issue discount on debt instruments (the “OID Regulations”), for purposes of determining the yield and maturity of a debt instrument that provides the holder with an unconditional option or options, exercisable on one or more dates during the term of the debt instrument, that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule or schedules (e.g., an option to extend the maturity of the debt instrument), a holder is deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the debt instrument.

Since the spread will increase over the term of the notes, under these rules, as of the issue date, it is assumed that original holders of the notes would elect to extend the maturity of all of the principal amount of the notes.

Under the treatment described above, the notes would be treated as having been issued with de minimis original issue discount. Therefore, the notes would not, under such treatment, constitute discount notes. See “United States Taxation” in the accompanying offering circular.

Although it is unclear how the OID Regulations apply in conjunction with the Modification Regulations, we believe that, under and consistent with the treatment described above, the maturity date of the notes for purposes of the Modification Regulations should similarly be the final maturity date, and thus an election to extend the maturity of all or any portion of the principal amount of the notes in accordance with the procedures described above should either not be treated as a deferral of any scheduled payments under the notes or not be treated as a significant modification for purposes of the Modification Regulations. Accordingly, we believe that, under and consistent with the treatment described above, the exercise of such election should not be treated as a taxable event for U.S. federal income tax purposes.

You should note that no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that the courts will uphold, the characterization and the tax treatment of the notes described above. If the IRS were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the notes is a taxable event for U.S. federal income tax purposes and you make an election to extend the maturity of the notes, you would be required to recognize any gain inherent in the notes on the applicable election date. The market value of the notes is impossible to predict and therefore there can be no assurance that you will not realize a taxable gain if you make an election and the election is treated as a taxable event. You should consult your tax advisor regarding the U.S. federal income tax consequences of an election to extend the maturity of the notes.

If you do not elect to extend the maturity date of your notes as of any election date, although the matter is not free from doubt, it is possible that you would be treated as having disposed of your notes in a taxable transaction in return for the non-extendible substitute notes if the differences between the terms of your notes and the non-extendible substitute notes as of the applicable election date are “economically significant”. Except as otherwise noted, the discussion below assumes that you will be so treated and that such differences will be “economically significant”. If the differences between the terms of your notes and the non-extendible substitute notes as of the applicable election date are not “economically significant”, you will not be treated as having disposed of your notes in a taxable exchange. It is unclear how your non-extendible substitute notes should be treated in this case. It is possible that you will be subject to tax with respect to your non-extendible substitute notes in the same manner as described above with respect to your notes. It is also possible that you will be subject to rules governing short-term debt instruments. Please see the discussion under “United States Taxation – United States Holders – Original Issue Discount – Short-Term Debt securities” in the accompanying prospectus for a description of such rules.

If you do not elect to extend the maturity date of your notes as of any election date and your failure to do so is treated as a taxable event, you will recognize gain or loss in an amount equal to the difference between your tax basis in the notes for which the election is not made and the issue price of the non-extendible substitute notes.

The issue price of the non-extendible substitute notes will be determined in the following manner. If the non-extendible substitute notes are treated as “publicly traded” under the OID Regulations, then the issue price for the non-extendible substitute notes will be equal to the fair market value of the substitute notes as of the applicable election date. If the non-extendible substitute notes are not treated as “publicly traded” under the OID Regulations but the notes are treated as “publicly traded” under the OID Regulations, then the issue price for the non-extendible substitute notes will be equal to the fair market value of the notes as of the applicable election date. If the notes and the non-extendible substitute notes are both not treated as “publicly traded” under the OID Regulations, then the issue price of the non-extendible substitute notes will be equal to the principal amount of the non-extendible substitute notes. The non-extendible substitute notes you receive in connection with such non-election should be subject to rules governing short-term debt instruments. Please see the discussion under “United States Taxation – United States Holders – Original Issue Discount – Short-Term Debt securities” in the accompanying prospectus for a description of such rules.

Payments of Interest

Interest on the notes should be taxable to you as ordinary interest income at the time it is accrued or is received in accordance with the your method of accounting for tax purposes.

Sale, Exchange, Redemption or Retirement of the notes

Upon the sale, exchange, redemption or retirement of your notes, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, or retirement and your adjusted tax basis in the notes. For these purposes, the amount realized does not include any amount attributable to accrued interest on the notes. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. Your adjusted tax basis in the notes generally will equal the cost of the notes to such person. If an election to extend were treated as a taxable event as described above, you would have a tax basis in the notes equal to the fair market value of the notes at the time of the election.

In general, gain or loss realized on the sale, exchange or redemption of your notes will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations).

United States Alien Holders

You are a United States alien holder if you are the beneficial owner of notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	or an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

If you are a United States alien holder, please see the discussion under “United States Taxation – United States Alien Holders (BP Capital U.K. and BP Canada)” in the accompanying prospectus for a description of the United States federal income tax consequences of owning the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation – Backup Withholding and Information Reporting (BP Capital U.K. and BP Canada)” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

UNDERWRITING

Each underwriter named below has severally agreed, subject to the terms and conditions of the Purchase Agreement with BP Capital U.K. and BP, dated December 12, 2007, to purchase the principal amount of notes set forth below opposite its name. The underwriters are committed to purchase all of the notes if any notes are purchased.

Underwriter	Principal Amount of Notes
Goldman, Sachs & Co.	$250,000,000
HSBC Securities (USA) Inc.	$250,000,000

Total	$500,000,000

The notes are a new issue of securities with no established trading market. Along with the initial $1,500,000,000 aggregate principal amount of notes of this series to be issued on December 18, 2007, application will be made to list the original notes on the New York Stock Exchange, although no assurance can be given that the notes will be listed on the New York Stock Exchange, and if so listed, the listing does not assure that a trading market for the original notes will develop. It is currently intended that application will be made to list the non-extendible substitute notes on a stock exchange designated by the UK Inland Revenue as a “recognized stock exchange,” although no assurance can be given that such an application will be made or that the notes will be listed on a stock exchange designated by the UK Inland Revenue as a “recognized stock exchange”, and if so listed, the listing does not assure that a trading market for the non-extendible substitute notes will develop. BP Capital U.K. and BP have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

BP Capital U.K. and BP have agreed to indemnify Goldman, Sachs & Co. and HSBC Securities (USA) Inc. against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters propose to offer the notes initially at the offering price on the cover page of this prospectus supplement. If the underwriters cannot sell all the notes at the initial offering price, they may change the offering price and the other selling terms.

From time to time the underwriters engage in transactions with BP or its subsidiaries in the ordinary course of business. The underwriters have performed investment banking, commercial banking and advisory services for BP in the past and have received customary fees and expenses for these services and may do so in the future.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or support the price of such notes, as the case may be, for a limited period after the issue date. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, notes in the open market. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of the notes which are the subject of the offering contemplated by the prospectus as supplemented by this prospectus supplement to the public in that

Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by BP Capital Markets p.l.c. for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require BP Capital Markets p.l.c. or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has further represented and agreed that:

•

it has complied and will comply with all the applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to BP Capital Markets p.l.c. or BP p.l.c.;

•

the notes have not been and will not be registered under the Securities and Exchange Law of Japan, as amended (the “SEL”) and that the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except under circumstances which will result in the compliance with the SEL and any other applicable laws and regulations promulgated by the relevant Japanese governmental and regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan; and

•

with respect to any other jurisdiction outside the United States it has not offered or sold and will not offer or sell any of the notes in any jurisdiction, except under circumstances that resulted or will result in compliance with the applicable rules and regulations of such jurisdiction.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In any Relevant Member State this communication is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require BP Capital Markets p.l.c. to publish a prospectus pursuant to the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes that are the subject of the offering contemplated in the prospectus as supplemented by this prospectus supplement may only do so in circumstances in which no obligation arises for BP Capital Markets p.l.c. or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither BP Capital Markets p.l.c. nor any of the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for BP Capital Markets p.l.c. or any of the underwriters to publish a prospectus for such offer.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated in this prospectus supplement and the prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and BP Capital Markets p.l.c. that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

It is expected that delivery of the notes will be made, against payment of the notes, on or about December 18, 2007, which will be the fourth business day following the date of pricing of the notes. Under

Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the notes, who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day, will be required, because the notes initially will settle within four business days (T+4), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade on the date of this prospectus supplement or the next succeeding business day should consult their own legal advisors.

$10,000,000,000

BP CAPITAL MARKETS AMERICA INC.

BP CAPITAL MARKETS P.L.C.

BP CANADA FINANCE COMPANY

GUARANTEED DEBT SECURITIES

Fully and unconditionally guaranteed by

BP p.l.c.

BP Capital Markets America Inc., BP Capital Markets p.l.c. and BP Canada Finance Company may use this prospectus to offer from time to time guaranteed debt securities.

We urge you to read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 19, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

In this prospectus, the terms “we,” “our” and “us” refer to BP p.l.c., BP Capital Markets America Inc., BP Capital Markets p.l.c. and BP Canada Finance Company; “BP” refers to BP p.l.c.; the “BP Group” refers to BP and its subsidiaries; and “BP Debt Issuers” refers to BP Capital Markets America Inc., BP Capital Markets p.l.c. and BP Canada Finance Company, collectively, each a “BP Debt Issuer”. Each of the BP Debt Issuers may be the issuer in an offering of debt securities guaranteed by BP.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

BP Group-level risks have been identified and classified in three categories: delivery, inherent and enduring.

Delivery risks

Delivery risks are those specific to implementing activities contained in our group plan. Successful execution of this plan depends critically on implementing the set of activities described. Hence, our delivery risks are those factors that would result in our failure to deliver these activities economically.

The most significant risks include:

Upstream renewal:    Inability to renew the portfolio and sustain long-term reserves replacement. The challenge is growing due to increasing competition for access to opportunities globally.

Major project delivery:    Poor delivery of any major project that underpins production growth and/or a major programme designed to enhance shareholder value.

Portfolio repositioning:    Inability to complete planned disposals and/or lack of material positions in new markets (and hence the inability to capture above-average market growth).

Inherent risks

There are a number of risks that arise as a result of the business climate, which are not directly controllable.

Competition risk:    The oil, gas and petrochemicals industries are highly competitive. There is strong competition, both within the oil and gas industry and with other industries, in supplying the fuel needs of commerce, industry and the home. Competition puts pressure on product prices, affects oil products marketing and requires continuous management focus on reducing unit costs and improving efficiency.

Price risk:    Oil, gas and product prices are subject to international supply and demand. Political developments (especially in the Middle East) and the outcome of meetings of OPEC can particularly affect world supply and oil prices. In addition to the adverse effect on revenues, margins and profitability from any future fall in oil and natural gas prices, a prolonged period of low prices or other indicators would lead to a review for impairment of the BP Group’s oil and natural gas properties. This review would reflect management’s view of long-term oil and natural gas prices. Such a review could result in a charge for impairment that could have a significant effect on the BP Group’s results of operations in the period in which it occurs.

Regulatory risk:    The oil industry is subject to regulation and intervention by governments throughout the world in such matters as the award of exploration and production interests, the imposition of specific drilling obligations, environmental protection controls, controls over the development and decommissioning of a field (including restrictions on production) and, possibly, nationalization, expropriation, cancellation or non-renewal of contract rights. The oil industry is also subject to the payment of royalties and taxation, which tend to be high compared with those payable in respect of other commercial activities, and operates in certain tax jurisdictions that have a degree of uncertainty relating to the interpretation of, and changes to, tax law. As a result of new laws and regulations or other factors, we could be required to curtail or cease certain operations, causing our production to decrease, or we could incur additional costs.

Developing country risk:    We have operations in developing countries where political, economic and social transition is taking place. Some countries have experienced political instability, expropriation or nationalization of property, civil strife, strikes, acts of war and insurrections. Any of these conditions occurring could disrupt or terminate our operations, causing our development activities to be curtailed or terminated in these areas or our production to decline and could cause us to incur additional costs.

Currency risk:    Crude oil prices are generally set in US dollars, while sales of refined products may be in a variety of currencies. Fluctuations in exchange rates can therefore give rise to foreign exchange exposures, with a consequent impact on underlying costs.

Economic risk–refining and petrochemicals market:    Refining profitability can be volatile, with both periodic oversupply and supply tightness in various regional markets. Sectors of the chemicals industry are also subject to fluctuations in supply and demand within the petrochemicals market, with consequent effect on prices and profitability.

Enduring risks

We set ourselves high standards of corporate citizenship and aspire to contribute to a better quality of life through the products and services we provide. This may create risks to our reputation if it is perceived that our actions are not aligned to these standards and aspirations.

Social responsibility risk:    Risk could arise if it is perceived that we are not respecting or advancing the economic and social progress of the communities in which we operate.

Environmental risk:    We seek to conduct our activities in such a manner that there is no or minimal damage to the environment. Risk could arise if we do not apply our resources to overcome the perceived trade-off between global access to energy and the protection or improvement of the natural environment.

Compliance risk:    Incidents of non-compliance with applicable laws and regulation or ethical misconduct could be damaging to our reputation and shareholder value. Inherent in our operations are hazards that require continual oversight and control.

If operational risks materialized, loss of life, damage to the environment or loss of production could result.

Drilling and production risk:    Exploration and production require high levels of investment, have particular economic risks and opportunities and may often involve innovative technologies. They are subject to natural hazards and other uncertainties, including those relating to the physical characteristics of an oil or natural gas field. The cost of drilling, completing or operating wells is often uncertain. We may be required to curtail, delay or cancel drilling operations because of a variety of factors, including unexpected drilling conditions, pressure or irregularities in geological formations, equipment failures or accidents, adverse weather conditions and compliance with governmental requirements.

Technical integrity risk:    There is a risk of loss of containment of hydrocarbons and other hazardous material at operating sites, pipelines or during transportation by road, rail or sea.

Security risk:    Acts of terrorism that threaten our plants and offices, pipelines, transportation or computer systems would severely disrupt business and operations.

FORWARD-LOOKING STATEMENTS

In order to utilize the ‘Safe Harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995, BP is providing the following cautionary statement. This prospectus, including documents incorporated by reference, and the related prospectus supplement may contain certain forward-looking statements with respect to the financial condition, results of operations and businesses of BP and certain of the plans, objectives, assumptions, projections, expectations, intentions or beliefs of BP with respect to these items. These statements may generally, but not always, be identified by the use of words such as ‘anticipates’, ‘should’, ‘expects’, ‘estimates’, ‘believes’, ‘is expected to’, ‘may’, ‘is likely to’, ‘intends’, ‘plans’, ‘we see’, or similar expressions. In particular, forward-looking statements include:

•

the statements with regard to management aims and objectives, future capital expenditure, future hydrocarbon production volume, date or period(s) in which production is scheduled or expected to come on stream or a project or action is scheduled or expected to be completed, capacity of planned plants or facilities and impact of health, safety and environmental regulations or future regulatory actions,

•

the statements with regard to the plans of the BP Group, cash flows, opportunities for material acquisitions, the cost of future remediation programmes, liquidity and costs for providing pension and other postretirement benefits,

•

the statements with respect to future cash flows, future levels of capital expenditure and divestments, working capital, the renewal of borrowing facilities, shareholder distributions and share buybacks and expected payments under contractual and commercial commitments, and

•	the statements with regard to global and certain regional economies, oil and gas prices and realizations, expectations for supply and demand, refining and marketing margins.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future and are outside the control of BP. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including:

•	the specific factors identified in the discussions accompanying such forward-looking statements;

•	the timing of bringing new fields on stream;

•	OPEC policy decisions

•	future levels of industry product supply, demand and pricing;

•	operational problems;

•	general economic conditions, including inflationary pressure, political stability and economic growth in relevant areas of the world;

•	changes in laws and governmental regulations;

•	exchange rate fluctuations;

•	development and use of new technology;

•	successful partnering;

•	the actions of competitors and third party suppliers to facilities and services;

•	natural disasters and adverse weather conditions;

•	changes in public expectations and other changes to business conditions;

•	wars and acts of terrorism or sabotage; and

•	other factors discussed elsewhere in this prospectus including under ‘Risk Factors’ above.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

BP files annual reports and other reports and information with the SEC. You may read and copy any document BP files at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In addition, BP’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. For further information, call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov.

BP’s American Depositary Shares are listed on the New York, Chicago, NYSE Arca and Toronto stock exchanges. BP’s ordinary shares are admitted to trading on the London Stock Exchange plc and listed in France, Germany, Japan and Switzerland. You can consult reports and other information about BP that it filed pursuant to the rules of the London Stock Exchange and the New York Stock Exchange at these exchanges.

The SEC allows BP to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that BP can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus; accordingly, we urge you to read it with the same care. When BP updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

BP incorporates by reference into this prospectus the documents listed below and any documents BP files with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any future annual reports on Form 20-F, until the offerings made under this prospectus are completed:

•	Annual Report on Form 20-F/A for the year ended December 31, 2005 (File No. 001 06262), filed on July 5, 2006.

•	Report on Form 6-K for the three months ended March 31, 2006, filed on August 17, 2006.

•	Report on Form 6-K for the three months and six months ended June 30, 2006, filed on September 11, 2006.

•	Report on Form 6-K/A for the three months and nine months ended September 30, 2006, filed on December 13, 2006.

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Any reports on Form 6-K furnished to the SEC by BP pursuant to the Exchange Act that indicate on their cover page that they are incorporated by reference in this prospectus after the date of this prospectus and before the date that any offering of the securities by means of this prospectus is terminated.

The Annual Report on Form 20-F/A for the year ended December 31, 2005 of BP contains a summary description of BP’s business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with International Financial Reporting Standards as adopted by the European Union (EU). We refer to these accounting principles as IFRS in this prospectus. The consolidated financial statements for the periods presented would be no different had BP applied IFRS as issued by the International Accounting Standards Board. References to IFRS hereafter should be construed to IFRS as adopted by the EU. The Annual Report on Form 20-F/A for the year ended December 31, 2005 of BP presents the effects of the differences on our consolidated financial statements between IFRS and generally accepted accounting principles applicable in the United States. We refer to the latter accounting principles as US GAAP in this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning BP at the following address:

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

(011) 44-20-7496-4000

You should rely only on the information that we incorporate by reference or provide in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

BP p.l.c.

The British Petroleum Company p.l.c., incorporated in 1909 in England and Wales, was merged on December 31, 1998 with Amoco Corporation, which was incorporated in Indiana, U.S.A, in 1889. The British Petroleum Company p.l.c. was renamed BP Amoco p.l.c. following this merger. On April 14, 2000, BP acquired the Atlantic Richfield Company and on July 7, 2000, BP completed its successful tender offer for Burmah Castrol plc of England. On May 1, 2001 the name of the company was changed to BP p.l.c. BP p.l.c. is a public limited company, incorporated under the Companies (Consolidation) Act 1908 with registered number 00102498.

BP’s principal executive offices are located on 1 St. James’s Square, London SW1Y 4PD, England. BP’s telephone number is (011) 44-20-7496-4000.

DESCRIPTION OF BP DEBT ISSUERS

Financial Statements and Issuer Identity

We do not present separate financial statements of the BP Debt Issuers in this prospectus because management has determined that they would not be material to investors. BP will fully and unconditionally guarantee the guaranteed debt securities issued by the BP Debt Issuers as to payment of principal, premium, if any, interest and any other amounts due.

BP will determine the identity of an issuer relating to a particular series of debt securities in light of considerations related to the funding needs of BP and its consolidated subsidiaries. These include:

•	the anticipated use of proceeds;

•	related funding requirements of BP and its consolidated subsidiaries; and

•	relevant tax considerations.

BP Capital Markets America Inc.

BP Capital Markets America Inc. (“BP Capital America”) is a wholly-owned indirect subsidiary of BP and was incorporated under the laws of Delaware on February 15, 2002. BP Capital America is a financing vehicle for the BP Group and issues debt securities on behalf of the BP Group. BP Capital America will lend substantially all proceeds of its borrowings to the BP Group.

BP Capital Markets p.l.c.

BP Capital Markets p.l.c. (“BP Capital U.K.”) is a wholly-owned indirect subsidiary of BP and was incorporated under the laws of England and Wales on December 14, 1976. BP Capital U.K. is a financing vehicle for the BP Group and issues debt securities and commercial paper on behalf of the BP Group. BP Capital U.K. will lend substantially all proceeds of its borrowings to the BP Group.

BP Canada Finance Company

BP Canada Finance Company (“BP Canada”) is a wholly-owned indirect subsidiary of BP and was incorporated under the laws of Nova Scotia on February 18, 2002. BP Canada is a financing vehicle for the BP Group and issues debt securities on behalf of the BP Group. BP Canada will lend substantially all proceeds of its borrowings to the BP Group.

RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

	September 30,	Years ended December 31,
	2006	2005	2004	2003	2002	2001
For the BP Group in accordance with IFRS(1)	21.7	21.1	20.6	16.0	—	—
For the BP Group adjusted to accord with US GAAP(2)	20.7	20.0	18.9	14.8	9.2	6.5

Fixed charges for all computations consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense representative of the interest factor.

(1)	Earnings consist of profit before taxation, after eliminating the BP Group’s share of undistributed income of equity-accounted entities, plus fixed charges.

(2)	Earnings consist of the earnings available for payment of fixed charges as determined for BP Group, in accordance with IFRS, after taking account of adjustments to profit before taxation to accord with US GAAP.

CAPITALIZATION AND INDEBTEDNESS OF BP p.l.c.

The following table shows the unaudited consolidated capitalization and indebtedness of the BP Group as of September 30, 2006 in accordance with IFRS:

As of September 30, 2006
(US$ million)
Share Capital
Authorized share capital (1)	$9,023

Capital shares (2-4)	4,975
Paid-in surplus (5)	9,802
Merger reserve (5)	27,200
Other reserves	6
Shares held by ESOP trusts	(173)
Available-for-sale investments	319
Cash flow hedges	27
Foreign currency translation reserve	3,858
Treasury Shares	(21,709)
Retained earnings	59,973

BP shareholders’ equity	84,278

Finance debt (6-9)
Due within one year	9,561
Due after more than one year	10,412

Total finance debt	19,973

Total Capitalization (10)	$104,251

(1)	Authorized share capital comprises 36 billion ordinary shares, par value US$0.25 per share, and 12,750,000 cumulative preference shares, par value £1 per share.

(2)	Issued share capital as of September 30, 2006 comprised 19,815,830,450 ordinary shares, par value US$0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 1,947,931,905 ordinary shares which have been bought back and held in treasury by BP, and which are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.

(3)	Issued share capital as of December 11, 2006 comprised 19,518,308,371 ordinary shares, par value US$0.25 per share, and 12,706,252 preference shares, par value £1 per share. This excludes 1,947,014,561 ordinary shares which have been bought back and held in treasury by BP, and which are not taken into consideration in relation to the payment of dividends and voting at shareholders’ meetings.

(4)	Capital shares represent the common stock of BP which has been issued and is fully paid.

(5)	Paid-in surplus and merger reserve represent additional paid-in capital of BP which cannot normally be returned to shareholders.

(6)	Finance debt recorded in currencies other than U.S. dollars has been translated into U.S. dollars at the relevant exchange rates existing on September 30, 2006.

(7)	Obligations under finance leases are included in the above table.

(8)	As of September 30, 2006, the parent company, BP p.l.c., had outstanding guarantees totaling US$16,555 million, of which US$16,531 million related to guarantees in respect of borrowings by its subsidiary undertakings. Thus 83% of the finance debt had been guaranteed by BP. BP has no material outstanding contingent liabilities. All of BP’s debt is unsecured.

(9)	As of December 11, 2006, BP’s outstanding U.S. and Euro commercial paper, reported under finance debt due within one year in the above table, had increased by US$1,956 million equivalent; and BP’s finance debt due after more than one year had increased by US$310 million equivalent.

(10)	Apart from the changes in notes 3 and 9 above, there has been no material change since September 30, 2006 in the consolidated capitalization, indebtedness or contingent liabilities for BP.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These include working capital for BP or other companies in the BP Group and the repayment of existing borrowings of BP and its subsidiaries.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers that are the legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, we urge you to check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required to vote;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security, as described above on this page under “—Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

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You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained on page 9 under “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

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The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions (other than actions undertaken pursuant to our instructions) or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

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The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. The difference could have some effect on how interests in global securities trade, but we do not know what that effect will be.

Special Situations When the Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described on page 9 under “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

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When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below on pages 20-21 under “Description of Debt Securities and Guarantees—Default and Related Matters—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. We urge indirect holders to read the subsection on page 9 entitled “—Street Name and Other Indirect Holders”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Each of the BP Debt Issuers may issue guaranteed debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. Each of the BP Debt Issuers has entered or will enter into an indenture with The Bank of New York Trust Company, N.A.

The trustee under each of the indentures has two main roles:

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first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” on pages 20-21 below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

BP acts as the guarantor of the guaranteed debt securities issued under the BP Debt Issuers’ indentures. The guarantees are described under “—Guarantees” on page 12 below.

The indentures and their associated documents contain the full legal text governing the matters described in this section. The indentures, the debt securities and the guarantees are governed by New York law. The indentures are exhibits to our registration statement. See “Where You Can Find More Information About Us” on pages 5-6 for information on how to obtain a copy.

This section contains what we believe is a materially complete and accurate summary of the material provisions of the indentures, which are substantially identical to each other, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indentures, the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including some of the terms used in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

The BP Debt Issuers may each issue as many distinct series of debt securities under its respective indenture as it wishes. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations will be described in the prospectus supplement relating to any original issue discount securities that may be issued. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	which of the BP Debt Issuers is the issuer of the debt securities;

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities or on the future offering of additional debt securities beyond any such limit;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

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the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described on page 19 under “—Defeasance and Discharge”;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

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whether the series of debt securities will be issuable in whole or part in the form of a global security as described on pages 9-10 under “Legal Ownership—Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons.

Guarantees

BP will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including certain additional amounts which may be payable under the guarantees, as described on pages 17-18 under “—Payment of Additional Amounts”. BP guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Your rights to receive payment of additional amounts due to changes in U.K. and Canadian tax withholding or deduction requirements.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in Chicago, Illinois. That office is currently located at The Bank of New York Trust

Company, N.A., 227 W. Monroe, 26th Floor, Chicago, Illinois 60606. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

We urge street name and other indirect holders to consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1006)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the indenture requiring your approval, as described below on pages 15-16 under “—Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•

additional amounts becoming payable in respect of U.K. or Canadian withholding tax, and the debt securities thus being subject to redemption at our option, as described below on page 18 under “—Optional Tax Redemption”.

We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

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Where a BP Debt Issuer or BP, as applicable, merges out of existence or sells or leases substantially all of its assets, the other entity must assume its obligations on the debt securities or the guarantees. Such other entity must be organized under the laws of such BP entity’s jurisdiction or a political subdivision thereof.

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The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below on page 20 under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage, security interest, lien or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

First, there are changes that cannot be made to your debt securities without your specific approval. We must obtain your specified approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indentures or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indentures; and

•	change the obligations of BP to pay any principal, premium or interest under the guarantees. (Section 902)

Changes Requiring a Majority Vote

The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described in this summary or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

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For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

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Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below on page 19 under “—Defeasance and Discharge”. (Section 101)

•

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 501, 502, 512, 513 and 902)

We urge street name and other indirect holders to consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

Unless otherwise indicated in the prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless the prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the related prospectus supplement specifies one or more repayment dates.

If the prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If the prospectus supplement specifies a repayment date, your debt security will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give written notice of the principal amount of the debt security to be redeemed to the trustee at least 45 days before the applicable redemption date and to the holder not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above on page 14 under “Additional Mechanics—Notices”.

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers; we urge you to take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

We urge street name and other indirect holders to contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Payment of Additional Amounts

The government of any jurisdiction where BP or BP Capital U.K. or BP Canada is incorporated may require BP, BP Capital U.K. or BP Canada to withhold or deduct amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantees for or on account of taxes or any other governmental charges. If the jurisdiction requires a withholding or deduction of this type, BP, BP Capital U.K. or BP Canada, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction that requires the withholding or deduction.

BP, BP Capital U.K. or BP Canada, as the case may be, will not have to pay additional amounts under any of the following circumstances:

•	The U.S. government or any political subdivision of the U.S. government is the entity that is imposing the tax or governmental charge.

•

The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

•	to make a declaration or satisfy any information requirements,

that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•

The withholding or deduction is imposed pursuant to the European Union Directive approved on June 3, 2003, regarding taxation of, and information exchange among member states of the European Union with respect to, interest income, or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•

The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

In addition, BP Canada will not have to pay additional amounts under either of the following circumstances:

•

The debt security is presented for payment by, or by a third party on behalf of, a holder in respect of whom such taxes or duties are required to be withheld or deducted by reason of the holder being a person with whom BP Canada or BP are not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)).

•

The debt security is presented for payment by, or by a third party on behalf of, a holder in respect of whom such taxes or duties would not have been imposed but for the failure of the holder to comply with any requirement under relevant income tax treaties or Canadian statutes and regulations (or any administrative practice in Canada) to claim or establish entitlement to exemption from or reduction of such taxes or duties.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to BP is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which BP would not be required to pay additional amounts. (Section 1010)

Optional Tax Redemption

We may also have the option to redeem the debt securities of a given series if, as a result of any change in United Kingdom or Canadian tax treatment, BP, BP Capital U.K. or BP Canada would be required to pay additional amounts as described in the previous subsection under “—Payment of Additional Amounts”. This option applies only in the case of changes in United Kingdom or Canadian tax treatment that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. (Section 1108)

Event Risk Provisions

The debt securities do not contain event risk provisions designed to require BP or the BP Debt Issuers to redeem the debt securities, reset the interest rate or take other actions in response to highly leveraged transactions, changes in credit ratings or similar occurrences.

Defeasance and Discharge

The following discussion of full defeasance and discharge will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 403)

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. In the case of debt securities being discharged, we must deliver along with this opinion a private letter ruling from U.S. Internal Revenue Service to this effect or a revenue ruling pertaining to a comparable form of transaction to that effect published by the U.S. Internal Revenue Service to the same effect.

•

If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?    The term “event of default” means, with respect to a debt security, any of the following:

•	We do not pay the principal or any premium on the debt security at maturity.

•	We do not pay interest on the debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment for the debt security on its due date.

•

We remain in breach of a covenant or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if:

•	all amounts due (as interest, principal and otherwise) are paid or deposited with the trustee; and

•	all events of default, other than the non-payment of the principal of the debt securities which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

We urge street name and other indirect holders to consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1008)

Regarding the Trustee

BP and several of its subsidiaries maintain banking relations with the trustee group of companies in the ordinary course of their business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAX CONSIDERATIONS

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities described in this prospectus. It applies to you only if you acquire debt securities in the offering or offerings contemplated by this prospectus and you hold your debt securities as capital assets for tax purposes. It is the opinion of Sullivan & Cromwell LLP, our U.S. counsel. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” on pages 35-39.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below on pages 28-29 under “—Original Issue Discount—General”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid on, and original issue discount (as described below on page 28 under “Original Issue Discount”), if any, accrued with respect to the debt securities that are issued by BP Capital U.K. or BP Canada and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, constitutes income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder.

Cash Basis Taxpayers.    If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.    If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General.    If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed on pages 31-32 under “—Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of ¼ of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below on pages 30-31 under “—Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made; divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.    If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above on pages 28-29 under “—General”, the excess is acquisition premium. If you do not make the election described below on pages 30-31 under “—Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security; divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest.    An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption.    Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and

•

in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “—General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “—Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below on pages 33-34 under “—Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities.    Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities.    In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities.    If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described on page 27 under “—United States Holders—Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above on pages 28-29 under “Original Issue Discount—General” and

•

the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than ¼ of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than ¼ of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium.

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount—Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Debt Securities.

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “—Original Issue Discount—Short-Term Debt Securities” or “—Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

United States Alien Holders (BP Capital America)

This subsection describes the tax consequences to a United States alien holder of debt securities issued by BP Capital America. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, or a holder of debt securities issued by a BP Debt Issuer other than BP Capital America, this subsection does not apply to you.

This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security:

•

we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of payments of interest:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the issuer entitled to vote,

•	you are not a controlled foreign corporation that is related to the issuer through stock ownership, and

•	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•

you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

•

in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

•	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

•

a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•

a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

•	a U.S. branch of a non-United States bank or of a non-United States insurance company,

•

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

•	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•

certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security.

Further, a debt security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the issuer entitled to vote at the time of death, and

•	the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

United States Alien Holders (BP Capital U.K. and BP Canada)

This subsection describes the tax consequences to a United States alien holder of debt securities issued by BP Capital U.K. or BP Canada. If you are a United States holder, or a holder of debt securities issued by BP Capital America, this subsection does not apply to you.

Payments of Interest

Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a debt security is exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a U.S. insurance business to which interest is attributable, within the meaning of the Code; or

•

you have an office or other fixed place of business in the United States to which the interest is attributable and you derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale or Retirement of Debt Securities

You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of U.S. federal estate tax, the debt securities will be treated as situated outside the United States and will not be includable in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. We urge you to consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Backup Withholding and Information Reporting (BP Capital America)

This section describes the backup withholding and information reporting requirements relating to holders of debt securities issued by BP Capital America.

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United

States. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above on pages 35-36 under “—United States Alien Holders (BP Capital America)” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Backup Withholding and Information Reporting (BP Capital U.K. and BP Canada)

This section describes the backup withholding and information reporting requirements regarding holders of debt securities issued by BP Capital U.K. or BP Canada.

United States Holders

If you are a noncorporate United States holder, information reporting requirements generally will apply to payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

United States Alien Holders

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by BP Capital U.K. and BP Canada and,

•

other payments of principal and interest, and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of debt securities issued by BP Capital U.K. and BP Canada will have the same information reporting and backup withholding consequences as payments of the proceeds from the sale of debt securities issued by BP Capital America described above.

United Kingdom Taxation

The following is a summary of the material United Kingdom withholding tax consequences at the date hereof in relation to the payment of principal, interest, discount and premium in respect of the debt securities and also contains a summary of the material United Kingdom tax consequences of the ownership and disposition of debt securities. Except where the context otherwise requires, the comments relate only to the position of persons who are absolute beneficial owners of the debt securities and do not deal with the position of certain classes of holders such as dealers. This section is the opinion of the Group General Counsel to BP. We urge prospective investors who are in any doubt as to their tax positions to consult their professional advisers.

1.    Debt securities issued by BP Capital U.K. (“U.K. debt securities”)

(A)  While U.K. debt securities continue to be listed on a recognized stock exchange as defined in Section 841 of the Income and Corporation Taxes Act 1988 (which includes the London and Paris Stock Exchanges), payments of interest may be made without withholding or deduction for or on account of United Kingdom income tax.

(B)  Interest on the debt securities may also be paid without withholding or deduction on account of United Kingdom tax where interest on the debt securities is paid to a person who belongs in the United Kingdom and the Issuer reasonably believes (and any person by or through whom interest on the debt securities is paid reasonably believes) that the beneficial owner is within the charge to United Kingdom corporation tax as regards the payment of interest at the time the payment is made, provided that the HM Revenue & Customs has not given a direction that it has reasonable grounds to believe that it is likely that the beneficial owner is not within the charge to United Kingdom corporation tax in respect of such payment of interest at the time the payment is made.

(C)  In all cases not falling within paragraph (A) or (B) above, subject to relief under an applicable double taxation treaty, interest on U.K. debt securities will be paid under deduction of United Kingdom income tax at the lower rate (currently 20%) except in the case of interest on U.K. debt securities with a maturity date of less than one year from the date of issue (and the borrowing under such debt securities at no time forms part of a borrowing which is intended to have a total term of one year or more).

(D)  Payments on debt securities that, although not expressed to be interest, fall to be treated as yearly interest for United Kingdom tax purposes will also be subject to the withholding tax rules described above. A premium payable on a redemption of a debt security may fall to be treated as yearly interest for United Kingdom tax purposes. When U.K. debt securities are issued at a discount or redeemable at a premium, United Kingdom withholding tax will not apply to the payment of such discount or premium so long as it does not constitute yearly interest for U.K. tax purposes (other than discount treated as interest solely by virtue of Section 381 Income Tax (Trading and Other Income) Act 2005).

(E)  Payments, or parts thereof, constituting income in respect of U.K. debt securities have a United Kingdom source and accordingly will be chargeable to United Kingdom tax by direct assessment even if paid without withholding or deduction. However, income in respect of debt securities with a United Kingdom source received by a holder of debt securities without deduction or withholding on account of United Kingdom tax will not be chargeable to United Kingdom tax by direct assessment unless that securities holder carries on a trade, profession or vocation in the United Kingdom through a United Kingdom branch, agency or permanent establishment in connection with which the income is received or to which the debt securities are attributable. There are certain exemptions for income received by certain categories of agent (such as some brokers and investment managers).

2.    Debt Securities issued by BP Capital America and BP Canada (“non-U.K. debt securities”)

(A)  Payments of interest on non-U.K. debt securities may be made without withholding on account of United Kingdom income tax.

(B)  Any income in respect of debt securities issued by BP Capital America or BP Canada acting through a permanent establishment located in the United Kingdom may have a United Kingdom source. The statements in paragraphs 1(A) to (E) above may apply to any such income having a United Kingdom source.

3.    All debt securities

(A)  Holders of debt securities which are companies within the charge to U.K. corporation tax may be subject to U.K. corporation tax on their holding, disposal and redemption (including a part redemption of debt securities that are redeemable in two or more installments) of debt securities. In general, all returns on and fluctuations in the value of the debt securities will be charged to tax as income in accordance with securities holders’ statutory accounting treatment. Such securities holders will generally be charged to tax in each accounting period by reference to the interest accrued in that period. Fluctuations in value relating to foreign exchange gains and losses in respect of the debt securities will also be brought into account as income.

(B)  Holders of debt securities who are individuals and who are resident or ordinarily resident in the United Kingdom or carry on a trade in the United Kingdom through a branch or agency to which debt securities are attributable may be subject to U.K. income or capital gains tax on the disposal or redemption (including a part redemption of debt securities that are redeemable in two or more installments) of debt securities. The nature of the tax charge will depend on the terms of the debt securities in question and the particular circumstances of the relevant securities holder. In particular, we urge individual securities holders to have regard, where appropriate, to the capital gains tax legislation, the “accrued income scheme” and the “deeply discounted securities legislation” and to note that under certain provisions of United Kingdom tax legislation (the “deeply discounted securities legislation”) the issue of debt securities under a particular Pricing Supplement may, in certain circumstances, alter the tax treatment of debt securities previously issued.

4.    Provision of Information by and/or to the HM Revenue & Customs

Securities holders who are individuals may wish to note that HM Revenue & Customs has power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom:

•	who either pays interest to or receives interest for the benefit of an individual; or

•

who either pays amounts payable on the redemption of debt securities which are deeply discounted securities (for the purposes of the Income Tax (Trading and Other Income) Act 2005) to, or receives such amounts for the benefit of, an individual. Such information may, in certain circumstances, be exchanged by HM Revenue & Customs with the tax authorities of other jurisdictions.

5.    Guarantee Payments

Any payments made by BP under the guarantee either to:

•	holders who beneficially own debt securities, or

•	either issuer to enable it to make payments of principal or interest in respect of the debt securities,

will have a U.K. source for U.K. tax purposes. Therefore recipients may be assessed for U.K. tax on the receipt of this payment. However, where a payment is made without deduction or withholding on account of United Kingdom tax to a holder who is resident in another jurisdiction, the recipient will not be directly assessed for U.K. tax on that payment, unless such recipient carries on a trade, profession or vocation in the U.K. through a U.K. branch, agency or permanent establishment in connection with which the interest is received or to which those debt securities are attributable, in which case (subject to exceptions for interest received by certain categories of agents) tax may be levied on the U.K. branch, agency or permanent establishment.

6.    Inheritance Tax

A holder of debt securities who is an individual domiciled outside the United Kingdom will generally not be liable to U.K. inheritance tax in respect of his holding of debt securities. This will be the case if a register of the debt securities is maintained outside the United Kingdom. If no register is maintained, there may be a liability to inheritance tax if the debt securities are held in the United Kingdom. If so, exemption from or reduction in any U.K. inheritance tax liability may be available for holders of debt securities who are resident in the United States under the Estate Tax Treaty made between the United Kingdom and the United States.

Holders of debt securities who are domiciled in the United Kingdom may be liable to inheritance tax with respect of their holdings of debt securities.

7.    Stamp Duty and Stamp Duty Reserve Tax

No U.K. stamp duty or stamp duty reserve tax will generally be payable by a holder of debt securities on the creation, issue or redemption of the debt securities by BP Capital U.K.

No liability for U.K. stamp duty or stamp duty reserve tax will arise on a transfer of, or an agreement to transfer, debt securities unless such securities carry:

•	right of conversion into shares or other securities or to the acquisition of shares or other securities (except where the securities represent loan capital that is exempt from stamp duty);

•	a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

•	a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•

a right on repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

Where non-U.K. debt securities carry any of the above rights then no liability to U.K. stamp duty reserve tax should arise on an agreement to transfer such securities provided that the register for such securities is maintained outside the United Kingdom and no liability to U.K. stamp duty should arise on the transfer of such securities provided that the instrument of transfer is not executed in the United Kingdom and does not relate to any property situated, or to any matter done or to be done, in the United Kingdom.

8.    European Union Directive on the Taxation of Savings Income

Under European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Canadian Taxation

The following is a summary of the material Canadian federal income tax consequences at the date of the prospectus to a holder of debt securities who is a non-resident of Canada in relation to the payment of principal, interest, discount and premium in respect of debt securities issued by BP Canada. This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations under that Act in force on the date of this prospectus. This section is the opinion of the Senior Legal Counsel of BP Canada. This summary does not otherwise take into account or anticipate changes in the law whether by judicial, governmental or legislative decisions or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

This summary assumes that, throughout the period debt securities are outstanding, BP Canada will deal with you at arm’s length within the meaning of the Income Tax Act (Canada), and that BP Canada will not, under any circumstances be obliged to pay more than 25% of the aggregate principal amount of the debt securities within five years from the later of the date of issue of any debt securities, or if payment in full of any debt securities is not made on the date of issue, within five years from the date of final payment being made for such debt securities, except in the event of a failure or default under the terms of the debt securities or of any agreement relating to the debt securities or if the terms of the debt securities or any such agreement become unlawful or are changed by legislative, judicial or administrative action.

The payment by BP Canada of interest or principal on the debt securities to a holder who is a non-resident of Canada and with whom BP Canada deals at arm’s length within the meaning of the Income Tax Act (Canada), at the time amounts are payable, in the case of interest, or at the time the payments are made, in the case of principal, will be exempt from Canadian withholding tax. For the purposes of the Income Tax Act (Canada), related persons, (as defined in the Income Tax Act (Canada)) are deemed not to deal at arm’s length and it is a question of fact whether persons not related to each other deal at arm’s length.

In addition, to qualify for the exemption, no portion of the interest may be contingent or dependent upon the use of or production from property in Canada, or be computed by reference to revenue, profit, cash flow, commodity price or any similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation.

No other taxes on income (including taxable capital gains) will be payable under the Income Tax Act (Canada) on the holding, redemption or disposition of the debt securities, or the receipt of interest on the debt securities by holders who are neither residents nor deemed to be residents of Canada for the purposes of the Income Tax Act (Canada) and who do not use or hold and are not deemed by those laws to use or hold the debt securities in carrying on business in Canada for the purposes of the Income Tax Act (Canada), except that in some circumstances holders who are non-resident insurers carrying on an insurance business in Canada and elsewhere may be subject to those taxes.

There are no estate taxes or succession duties imposed under the federal laws of Canada.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Underwriters

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Certain Selling Restrictions

The debt securities have not been, and will not be, qualified for sale under the securities law of Canada or any province or territory thereof. Unless otherwise specified in the relevant prospectus supplement, all debt securities of BP Canada will be issued with minimum denominations of CAN$150,000 or its equivalent in other currencies or, in the case of zero coupon debt securities, having an amortized face amount of at least CAN$150,000 or its equivalent in other currencies. In addition, debt securities will not be offered, sold or delivered, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof except pursuant to available exemptions from applicable Canadian provincial or territorial securities laws.

VALIDITY OF SECURITIES

The Group General Counsel of BP will pass upon the validity of the debt securities and guarantees as to matters of English law. The Managing Attorney—Corporate of BP will pass upon the validity of the debt securities and guarantees as to matters of United States law. The Senior Legal Counsel of BP Canada will pass upon Canadian law matters. (The opinion of the Senior Legal Counsel to BP Canada will state that claims may be barred pursuant to laws relating to limitation of actions, interest on judgment debt is limited pursuant to the Judgment Interest Act (Alberta) and a court in Canada is precluded from giving a judgment in any currency other than Canadian currency pursuant to the Currency Act (Canada)).

In connection with particular offerings of debt securities in the future, the validity of those debt securities may be passed upon by Sullivan & Cromwell LLP, U.S. counsel to BP, as to certain matters of New York law. Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement will pass upon the validity of those debt securities and certain other matters of New York law for any underwriters or agents.

EXPERTS

The consolidated financial statements and schedule of BP appearing in BP’s Annual Report on Form 20-F/A for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

BP and BP Capital U.K. are public limited companies incorporated under the laws of England and Wales. BP Canada is incorporated under the laws of Nova Scotia. Many of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service within the United States upon us or our directors and officers located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts;

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and

•

to enforce against us or those persons in the United Kingdom and Canada, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

EXPENSES

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the debt securities registered with the SEC under the registration statement:

Securities and Exchange Commission registration fee	$778,597.90
Printing and engraving expenses	$200,000
Legal fees and expenses	$750,000
Accounting fees and expenses	$500,000
Rating agency fees	$500,000
Trustees’ fees and expenses	$80,000

Total	$2,808,597.90

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of BP Capital Markets p.l.c. or BP p.l.c. since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

Prospectus Supplement

$500,000,000

BP Capital Markets p.l.c.

Floating Rate Guaranteed Extendible Notes

Payment of the principal of and interest

on the notes is guaranteed by

BP p.l.c.

Prospectus Supplement

December 12, 2007

Goldman, Sachs & Co.

HSBC